Exhibit 99.1

George Zagoudis (General info.)
(312) 640-6663
gzagoudis@frbir.com

Robert Quinn (Investors)
(508) 358-7400, Ext. 330
bob.quinn@candelalaser.com

CANDELA REPORTS THIRD QUARTER RESULTS

WAYLAND, Mass, April 24, 2007 —Candela Corporation (NASDAQ:CLZR) today reported results for the third fiscal quarter.  Revenues of $38.7 million declined from $42.3 million in the prior year period.  The company cited build delays that affected the ability to ship approximately $2.0 million of new products in the period.  The lower reported revenues had a direct impact on net income, which declined to $1.5 million, or $0.07 per share, compared with $5.0 million and $0.21 per share, respectively, for the same period last year.

Gerard Puorro, President and Chief Executive Officer, said, “During final system integration and testing of our new GentleMax™ workstation, we were not able to achieve our performance benchmarks, and in turn, we delayed shipments representing approximately $1.2 million in orders.  We also did not ship $800,000 worth of new orders for our AlexTriVantage™ due to a software issue.  Our expectation is that these orders will ship in our fourth quarter.”

Puorro went on to say, “However, even if we add back these delayed order shipments, our top-line performance is still below our potential.  We know that we have hard work ahead of us to restore more meaningful growth.  Candela remains the gold standard in efficacy and safety in laser and light-based treatments.  We are in the process of realigning our technology development and sales and marketing support to better capture our market opportunity.  At the same time, we are making significant investments in new products.  Our pipeline of new products for both core and emerging markets is robust and will continue to grow.  We are confident that these investments will subsequently enhance our revenue and margin base, but in the meantime, we are redoubling our efforts to maintain gross margins through continuous cost improvement and manufacturing productivity.  Despite lower revenues achieved this quarter, we were able to maintain gross margin of 51.0 percent.”

Total revenues for the third quarter declined 8.6 percent from the prior year’s quarter to $38.7 million.  The decrease was primarily due to the previously mentioned timing of new product shipments.  Sales outside of the U.S. increased 6.0 percent in the third quarter compared to a year ago and were paced by activity in Europe and Asia.  Revenues from lasers and other products in the third quarter declined to $29.0 million from $34.8 million a year ago.  Revenue from product-related services increased 28.6 percent to $9.7 million from $7.5 million in the prior year period primarily due to an increase in the number of service-related contracts in addition to an increase in the number of consumables and accessories sold to support the company’s growing installed base.

	Three Months Ended		Nine Months Ended
	March 31,	April 1,	March 31,	April 1,
(In thousands)	2007	2006	2007	2006
Revenue
Lasers and other products	$29,017	$34,796	$84,014	$88,677
Product-related services	9,673	7,518	25,556	19,444
Total	$38,690	$42,314	$109,570	$108,121

Revenue By Geography
U.S.	$15,204	$20,157	$47,900	$48,894
All other countries	23,486	22,157	61,670	59,227

Gross Margin
Lasers and other products	57.2%	54.4%	56.0%	55.3%
Product-related services	32.4%	32.9%	31.1%	30.5%
Total	51.0%	50.6%	50.1%	50.8%

Gross profit margin increased to 51.0 percent for the third quarter from 50.6 percent in the prior year period.  Selling, general and administrative expenses increased to approximately $13.2 million, or 34.1 percent of revenues, compared with 27.4 percent in the prior year.  The increase was primarily due to increased headcount, higher legal fees, and additional share-based compensation expense.  Research and development spending for the third quarter doubled to $4.9 million from year-ago levels due to new product introductions and related employee costs.

Total revenues for the nine-month period ended March 31, 2007 increased to $109.6 million from $108.1 million in the prior year’s period.  Gross profit margin declined to 50.1 percent from 50.8 percent in the prior year.  Net income for the nine-month period declined to $7.0 million, or $0.30 per share, from $12.5 million and $0.53 per share, respectively, in the prior year’s period.

Update on New Product Initiatives

Last month Candela announced the creation of an Emerging Opportunities Unit, designed to engage in the development, acquisition and integration of innovative technologies and new product offerings, particularly home-based products.  As part of this new unit, the company acquired Inolase Ltd. of Netanya, Israel, in a cash transaction valued at approximately $16.3 million.  Inolase is the developer and manufacturer of Pneumatic Skin Flattening™ (PSF), a breakthrough vacuum driven technology that provides efficacious enhancements to substantially reduce the pain associated with laser and light-based treatments.

Puorro added, “New products hold the key to Candela’s growth.  As such, we made a conscious decision to channel more resources into a host of exciting new modalities, including the PSF device, as well as our four new product launches.  We expect to have a good read on market acceptance of these products by the end of this calendar year, concurrent with the full ramp of our additional sales personnel.  In addition to the treatment areas served by our current product lineup, there are large potential breakthrough applications for aesthetic lasers.  We have decided to pursue cellulite as our next major initiative, with a product launch targeted for the second half of calendar 2008.”

Puorro concluded, “As a result of the delayed roll-out of our new products, we now expect revenue for fiscal 2007 to be about even with year ago levels.  As we previously stated, we are expecting earnings dilution for the remainder of this year and next year related to our significantly increased investment activity.  With $56 million in cash and related investments and no debt, we are in a solid position to make the necessary investments to create long-term shareholder value.”

Conference Call Details

The company will host a conference call today at 5:00 p.m. EDT to discuss this announcement. The call can be accessed live by dialing (866) 244-4518 or by visiting Candela Corporation’s website at www.candelaser.com

Investors may access a replay by dialing (888) 266-2081, passcode 1073597, which will be available from 8:30 p.m. EDT on April 24, 2007 through 11:59 p.m. on April 27, 2007. The webcast replay will also be archived in the “Investor Relations” section of the company's website.

About CANDELA:  Candela Corporation manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 70 countries from offices and distributors in the United States, Europe, Japan, China and other Asian locations. Candela established the aesthetic laser market 18 years ago, and currently has an installed base of 10,000 lasers worldwide. Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, expense levels and earnings, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the difficulty in recruiting new sales personnel; the cancellation or deferral of customer orders, the risk of an adverse judgment in the patent litigation with Palomar Medical Technologies, Inc., (PMTI), successful integration of Inolase, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 1, 2006, and subsequent Quarterly Reports on Form 10-Q.  Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.

CANDELA CORPORATION

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31,	July 1,
	2007	2006

Assets

Current assets:
Cash and cash equivalents	$27,936	$40,360
Marketable securities	14,959	27,332
Accounts receivable, net	34,501	34,273
Notes receivable	840	1,611
Inventories, net	19,347	16,666
Other current assets	3,431	1,756

Total current assets	101,014	121,998

Property and equipment, net	3,504	3,302

Long-term investments	13,660	11,953
Other assets	31,115	11,923

Total assets	$149,293	$149,176

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$12,430	$15,968
Accrued payroll and related expenses	4,274	5,728
Accrued warranty	5,769	5,868
Income taxes payable	—	933
Other accrued liabilities	8,673	5,290
Current liabilities of discontinued operations	1,286	1,287
Deferred income	9,227	8,342
Total current liabilities	41,659	43,416

Other long-term liabilities	5,632	5,748

Stockholders’ equity
Common stock	260	259
Less: Treasury stock	(21,268)	(12,997)
Additional paid-in capital	67,501	64,234
Accumulated earnings	55,263	48,280
Accumulated other comprehensive income	246	236
Total stockholders’ equity	102,002	100,012

Total liabilities and stockholders’ equity	$149,293	$149,176

CANDELA CORPORATION (Nasdaq: CLZR)

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except per share data)

	For the three-months ended		For the nine-months ended
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006

Revenue	$38,690	$42,314	$109,570	$108,121
Cost of sales	18,950	20,916	54,627	53,195

Gross profit	19,740	21,398	54,943	54,926

Operating expenses:
Research and development	4,873	2,432	13,059	5,873
Selling, general and administrative	13,208	11,602	36,856	30,858

Total operating expenses	18,081	14,034	49,915	36,731

Income from operations	1,659	7,364	5,028	18,195

Other income (expense):
Interest income	716	546	2,231	1,057
Other income (expense)	85	(15)	3,727	(18)

Total other income	801	531	5,958	1,039

Income before income taxes	2,460	7,895	10,986	19,234

Provision for income taxes	920	2,892	4,003	6,703

Net income	$1,540	$5,003	$6,983	$12,531

Net income per share of common stock:
Basic	$0.07	$0.22	$0.30	$0.55

Diluted	$0.07	$0.21	$0.30	$0.53

Weighted average shares outstanding:
Basic	22,937	23,255	23,128	22,817

Diluted	23,320	24,204	23,592	23,762